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                                                                 EXHIBIT (d)(18)

                    FORM OF ADDENDUM TO ADVISORY AGREEMENT

     The Advisory Agreement made the 9th day of November, 1987, and subsequently amended on January 17, 1989, January 4, 1994, August 15, 1994, November 20, 1995, December 18, 1998, and December 15, 1999 between the PACIFIC SELECT FUND (the "Fund"), a Massachusetts business trust, and PACIFIC LIFE INSURANCE COMPANY (the "Adviser"), a corporation organized under the laws of California, (the "Agreement") is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement ("Addendum"), which is made this 28th day of January 2000, and effective May 1, 2000.

                                   WITNESSETH:

     WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest ("Beneficial Interest") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund currently consists of twenty series designated as the Money Market Portfolio, Managed Bond Portfolio, High Yield Bond Portfolio, Government Securities Portfolio, Growth Portfolio, Equity Income Portfolio, Multi-Strategy Portfolio, International Portfolio, Equity Index Portfolio, Growth LT Portfolio, Equity Portfolio, Bond and Income Portfolio, Emerging Markets Portfolio, Aggressive Equity Portfolio, Mid-Cap Value Portfolio, Large-Cap Value Portfolio, Small-Cap Index Portfolio, REIT Portfolio, Diversified Research Portfolio, and International Large-Cap Portfolio (each referred to as a "Series" in the Agreement, and hereinafter referred to as a "Portfolio"); and

     WHEREAS, the Fund intends to add the I-Net Tollkeeper Portfolio as a new series representing interests in a separate portfolio of securities and assets; and

     WHEREAS, the Fund and the Adviser wish to change the terms under which the Adviser serves as manager and investment adviser to the I-Net Tollkeeper Portfolio under the provisions set forth in the Agreement and in this Addendum;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     1. Section six (6) ("Compensation") of the Agreement is amended by replacing the first paragraph with the following language:
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               "6. Compensation.  For the services provided and the expenses
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          borne by the Adviser pursuant to this Agreement, the Fund will pay to the Adviser a fee at an annual rate on the Money Market Portfolio of .40% of the first $250 million of the average daily net assets of the Portfolio, .35% of the next $250 million of the average daily net assets of the Portfolio, and .30% of the average daily net assets of the Portfolio in excess of $500 million; on the Managed Bond, High Yield Bond, Bond and Income, and Government Securities Portfolios, of .60% of the average daily net assets of the Portfolios; on the Growth, Equity Income, Equity and Multi-Strategy Portfolios of .65% of the average daily net assets of the Portfolios; on the Growth LT Portfolio of .75% of the average daily net assets of the Portfolio; on the International, Large-Cap Value and Mid-Cap Value Portfolios of .85% of the average daily net assets of the Portfolios; on the Equity Index Portfolio of .25% of the average daily net assets of the Portfolio; on the Emerging Markets and REIT Portfolios of 1.10% of the average daily net assets of the Portfolio; on the Aggressive Equity Portfolio of .80% of the average daily net assets of the Portfolio; on the Small-Cap Index Portfolio of .50% of the average daily net assets of the Portfolio; on the Diversified Research Portfolio of .90% of the average daily net assets of the Portfolio; on the International Large-Cap Portfolio of 1.05% of the average daily net assets of the Portfolio; and on the I-Net Tollkeeper Portfolio of 1.50% of the average daily net assets of the Portfolio. This fee shall be computed and accrued daily and paid monthly."


     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.


                                        PACIFIC SELECT FUND


Attest:_______________________          By:____________________________
Name: Audrey L. Milfs                   Name: Thomas C. Sutton
Title: Secretary                        Title: Chairman of the Board & Trustee



                         PACIFIC LIFE INSURANCE COMPANY



Attest:_______________________          By:____________________________
Name: Audrey L. Milfs                   Name: Thomas C. Sutton
Title: Secretary                        Title: Chairman of the Board & Chief
                                               Executive Officer